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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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COOPER TIRE & RUBBER COMPANY

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COOPER TIRE & RUBBER COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:
        The 2005 Annual Meeting of Stockholders of Cooper Tire & Rubber Company (the “Company”) will be held at Urbanski’s, 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 3, 2005, at 10:00 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect three Directors of the Company.

(2)	To ratify the selection of the Company’s independent auditors for the year ending December 31, 2005.

(3)	To consider a stockholder proposal.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.
        Only holders of Common Stock of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS
James E. Kline
Vice President, General
Counsel and Secretary
Findlay, Ohio
March 24, 2005
        Please mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. In the alternative, you may vote by Internet or telephone. See page 2 of the proxy statement for additional information on voting by Internet or telephone. If you are present and vote in person at the meeting, the enclosed proxy card will not be used.

COOPER TIRE & RUBBER COMPANY
701 Lima Avenue, Findlay, Ohio 45840
March 24, 2005

PROXY STATEMENT

GENERAL INFORMATION AND VOTING
        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the “Company”) to be used at the Annual Meeting of Stockholders of the Company to be held on May 3, 2005, at 10:00 a.m. Eastern Daylight Time, at Urbanski’s, 1500 Manor Hill Road, Findlay, Ohio. This proxy statement and the related form of proxy were first mailed to stockholders on or about March 24, 2005.
Purpose of Meeting
        The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in the notice of meeting on the cover page of this proxy statement. These matters consist of (1) the election of three Directors, (2) ratification of the selection of the Company’s independent auditors and (3) consideration of a stockholder proposal.
Voting
        Only stockholders who owned shares of Common Stock at the close of business on March 7, 2005 (the “record date”) will be eligible to vote at the Annual Meeting. As of the record date, there were 69,743,275 shares outstanding. Each stockholder will be entitled to one vote for each share owned.
        The holders of a majority of the Common Stock issued and outstanding, and present in person or represented by proxy, constitute a quorum. Abstentions with respect to a proposal and “broker non-votes” will be counted to determine whether a quorum is present at the Annual Meeting. “Broker non-votes” occur when certain nominees holding shares for beneficial owners do not vote those shares on a particular proposal because the nominees do not have discretionary authority to do so, and have not received voting instructions with respect to the proposal from the beneficial owners.
        Agenda Item 1. The nominees for election as Directors who receive the greatest number of votes will be elected as Directors. Abstentions and “broker non-votes” are not counted for purposes of the election of Directors.
        Agenda Item 2. Although the Company’s independent auditors may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005. Abstentions and “broker non-votes” will have the same effect as a vote cast against ratification.
        Agenda Item 3. The stockholder proposal requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting. As a result, “broker non-votes” and abstentions will have the same effect as a vote cast against the stockholder proposal. Because the proposal is only a request that the Board of Directors take the actions stated in the proposal, approval of the stock-

holder proposal may not result in the requested action being taken by the Board of Directors.
Proxy Matters
        Stockholders may vote either by completing, properly signing, and returning the accompanying proxy card, or by attending and voting at the meeting. If you properly complete and return your proxy card in time to vote, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices as to your vote, your proxy will vote your shares to elect the nominees listed under “Nominees for Director”, in favor of ratification of the selection of the Company’s independent auditors and against the stockholder proposal.
        Stockholders of record and participants in certain defined contribution plans sponsored by the Company or a subsidiary of the Company (see below) may also vote by telephone or by the Internet:

•	Stockholders of record may vote by telephone by using a touch-tone telephone to call 1-866-422-0113, or by the Internet by accessing the following website: http://www.computershare.com/us/proxy.

•	Participants in the defined contribution plans sponsored by the Company and listed below may vote by telephone by using a touch-tone telephone to call 1-866-451-9828, or by the Internet by accessing the same website: http://www.computershare.com/us/proxy.
        Voting instructions, including your stockholder account number and personal proxy access number, are contained on the accompanying proxy card or, in the case of participants in the following defined contribution plans sponsored by the Company or a subsidiary of the Company, voting instruction card:

•	Spectrum Investment Savings Plan

•	Pre-Tax Savings Plan (Findlay)

•	The Standard Products Company Collectively Bargained Savings and Retirement Plan (Reid Division) USW Local 3586

•	Pre-Tax Savings Plan (Clarksdale)

•	Pre-Tax Savings Plan (Texarkana)

•	The Standard Products Company Collectively Bargained Savings and Retirement Plan (Athens, GA Plant) USW Local 871
        Those stockholders of record who choose to vote by telephone or Internet must do so by not later than 1:00 a.m. Central Time on May 3, 2005. All voting instructions from participants in the defined contribution plans sponsored by the Company and listed above must be received by not later than 1:00 a.m. Central Time on April 29, 2005.
        A stockholder may revoke a proxy by filing a notice of revocation with the Secretary of the Company, or by submitting a properly executed proxy bearing a later date. A stockholder may also revoke a previously executed proxy (including one submitted by Internet or telephone) by attending and voting at the meeting, after requesting that the earlier proxy be revoked. Attendance at the meeting, without further action on your part, will not operate to revoke a previously granted proxy. If the shares are held in the name of a bank, broker or other holder of record, the stockholder must obtain a proxy executed in his or her favor from the holder of record to be able to vote at the meeting.

AGENDA ITEM 1
ELECTION OF DIRECTORS
        The Bylaws of the Company provide for the Board of Directors to be divided into three classes. Three Directors are to be elected to the class having a term expiring this year. If elected, each nominee will serve for a three-year term expiring in 2008 and until his or her successor is elected and qualified.
        Each of the nominees is a Director standing for re-election and has consented to stand for election to a three-year term. In the event that any of the nominees becomes unavailable to serve as a Director, the Board of Directors will designate a new nominee, and the persons named as proxies will vote for that substitute nominee.
        The Board of Directors recommends that stockholders vote FOR the three nominees for Director.
NOMINEES FOR DIRECTOR

LAURIE J. BREININGER	Former President, Americas Bath & Kitchen, American Standard Companies Inc.

Ms. Breininger, age 47, was President of the Americas Bath & Kitchen business of American Standard Companies Inc. from 2000 until February 2005. American Standard is a global manufacturer of brand-name bathroom and kitchen fixtures and fittings and other products. Prior to joining American Standard, Ms. Breininger served from 1998 to 2000 as Vice President of the Bendix Brake Division of Honeywell International Inc., a diversified manufacturer and provider of aerospace products and services, control technologies, automotive products, power generation systems and other products. Ms. Breininger graduated from the University of Wisconsin — Madison with a B.A. in Finance and Economics.

Director Since 2003
Nominee for Term to Expire 2008

DENNIS J. GORMLEY	Former Chairman of the Board and Chief Executive Officer, Federal-Mogul Corporation

Mr. Gormley, age 65, joined Federal-Mogul Corporation, an automotive parts manufacturer, in 1963. He held a number of positions before being elected President, Chief Operating Officer and a director in 1988, Chief Executive Officer in 1989, and Chairman of the Board in 1990. Mr. Gormley has been retired from Federal-Mogul for more than five years. Mr. Gormley graduated from Rensselaer Polytechnic Institute with a B.S.M.E. degree.

Director Since 1991
Nominee for Term to Expire 2008

NOMINEES FOR DIRECTOR (CONT.)

RICHARD L. WAMBOLD	Chairman of the Board, Chief Executive Officer and President, Pactiv Corporation

Mr. Wambold, age 53, has been Chief Executive Officer and President of Pactiv Corporation, a global provider of advanced packaging solutions, since 1999 and Chairman of the Board since 2000. Mr. Wambold holds a B.A. in Government and an M.B.A. from the University of Texas.

Director Since 2003
Nominee for Term to Expire 2008
DIRECTORS WHO ARE NOT NOMINEES

ARTHUR H. ARONSON	Former Executive Vice President, Allegheny Teledyne Incorporated

Mr. Aronson, age 69, joined Allegheny Ludlum Corporation, a specialty steel producer, in 1988 as Executive Vice President and was elected a director in 1990. He was elected President and Chief Executive Officer in 1994, and in 1996 was named Executive Vice President of the successor corporation, Allegheny Teledyne Incorporated, where he also served as President of the Metals Segment. Mr. Aronson retired in 1998. Mr. Aronson has a Ph.D. degree in Metallurgy from Rensselaer Polytechnic Institute and a B.S. Degree in Metallurgy from the Massachusetts Institute of Technology. He is a trustee of Carnegie Mellon University.

Director Since 1995
Expiration of Term 2007

THOMAS A. DATTILO	Chairman of the Board, President and Chief Executive Officer

Mr. Dattilo, age 53, became employed by the Company as President and Chief Operating Officer and was named a director in January 1999. Effective April 28, 2000, he was elected Chairman of the Board, President and Chief Executive Officer. He had previously been employed at Dana Corporation, an automotive parts manufacturer, since 1977, having been appointed President, Sealing Products in 1998 after serving in senior management positions since 1985. He earned a B.A. degree from The Ohio State University and a J.D. degree from the University of Toledo, and is a graduate of the Harvard Business School Advanced Management Program. Mr. Dattilo is a director of Harris Corporation. In addition, Mr. Dattilo serves the industry as Chairman of the Rubber Manufacturers Association and as Vice-Chairman of the Manufacturers Alliance.

Director Since 1999
Expiration of Term 2007

DIRECTORS WHO ARE NOT NOMINEES (CONT.)

JOHN J. HOLLAND	Former Chairman of the Board and Chief Executive Officer, Butler Manufacturing Company

Mr. Holland, age 55, was employed by Butler Manufacturing Company from 1980 until his retirement in 2004. Butler produces pre-engineered building systems, supplies architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market. Prior to his retirement, Mr. Holland served as Chairman of the Board since 2001 and was Chief Executive Officer since 1999. Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas. Mr. Holland is also a director of SCS Transportation, Inc.

Director Since 2003
Expiration of Term 2006

JOHN F. MEIER	Chairman of the Board and Chief Executive Officer, Libbey Inc.

Mr. Meier, age 57, has been Chairman of the Board and Chief Executive Officer of Libbey Inc., a producer of glass tableware and china, since 1993. Mr. Meier received a B.S. degree in Business Administration from Wittenberg University and an M.B.A. degree from Bowling Green State University. He is a trustee of Wittenberg University.

Director Since 1997
Expiration of Term 2006

JOHN H. SHUEY	Former Chairman of the Board, President and Chief Executive Officer, Amcast Industrial Corporation

Mr. Shuey, age 59, joined Amcast Industrial Corporation, a producer of aluminum wheels for the automotive industry and copper fittings for the construction industry, in 1991 as Executive Vice President. He was elected President and Chief Operating Officer in 1993, a director in 1994, Chief Executive Officer in 1995, and Chairman in 1997. Mr. Shuey served as Chairman of the Board, President and Chief Executive Officer through February 2001. Mr. Shuey has a B.S. degree in Industrial Engineering and an M.B.A. degree, both from the University of Michigan. Mr. Shuey is also a director of Correctional Services Corporation.

Director Since 1996
Expiration of Term 2006

DIRECTORS WHO ARE NOT NOMINEES (CONT.)

BYRON O. POND	Chairman of the Board, President and Chief Executive Officer, Amcast Industrial Corporation

Mr. Pond, age 68, has been Chairman of the Board of Amcast Industrial Corporation since April 2002 and President and Chief Executive Officer of Amcast since November 1, 2004. Mr. Pond also served as Chief Executive Officer from February 2001 to July 2003 and as President from February 2001 to April 2002. Amcast is a producer of aluminum wheels for the automotive industry and industrial brass castings for the construction industry. Mr. Pond previously served as Chairman of the Board of Arvin Industries, Inc., an automotive parts manufacturer, from 1996 to 1999. On November 30, 2004, Amcast and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in order to facilitate a financial restructuring of its capital. Mr. Pond holds a B.S. degree in Business Administration from Wayne State University. He is also a director of Precision Castparts Corp. and GSI Lumonics Inc.

Director Since 1998
Expiration of Term 2007

Note: The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table at page 33 of this proxy statement.
AGENDA ITEM 2
RATIFICATION OF THE SELECTION OF
THE COMPANY’S INDEPENDENT AUDITORS
        Ernst & Young LLP served as independent auditors of the Company in 2004 and has been retained by the Audit Committee to do so in 2005. The Board of Directors has directed that management submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting.
        Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
        The Board of Directors recommends that stockholders vote FOR the ratification of the selection of the Company’s independent auditors.

AGENDA ITEM 3
STOCKHOLDER PROPOSAL
        The New York City Employees Retirement System, beneficial owner of 106,088 shares of the Company’s Common Stock and whose address is The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007, has given notice of its intention to introduce the following resolution at the Annual Meeting and has furnished the following statement in support of the proposal:
SUSTAINABILITY REPORT TO SHAREHOLDERS
Whereas:
        Disclosure of key information is a founding principle of our capital markets.
        Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens will more likely prosper over the long term and be accepted in their communities. The link between sustainability performance and long term shareholder value is awakening mainstream financial companies to new tools for understanding and predicting capital markets. According to environmental research consultant Innovest, major investment firms including ABN-AMRO, Neuberger Berman, Schroders, T. Rowe Price, and Zurich/ Scudder subscribe to information on companies’ social and environmental practices to help make investment decisions.
        A growing number of companies are issuing sustainability reports. According to the Dow Jones Sustainability Group, sustainability includes: “Encouraging long lasting social well being in communities where they operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.”
        Companies increasingly recognize that transparency and dialogue about sustainability are key to business success. For example, Ford Motor Company states, “sustainability issues are neither incidental nor avoidable — they are at the heart of our business.” Baxter International sees sustainability reporting as “a balanced way of thinking, acting and driving accountability across Baxter each and every day.” American Electric Power states that, “management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”
        Moreover, many global organizations, like the European Union Framework for Corporate Social Responsibility, support corporate sustainability reporting. The national governments of Australia, Japan and the United Kingdom recommend sustainability reporting. In addition, companies listed on the Johannesburg and Paris Stock Exchanges must report on certain environmental and social measures.
RESOLVED:
        That shareholders request the company disclose its social, environmental and economic performance to the public by issuing annual sustainability reports.

MANAGEMENT STATEMENT IN OPPOSITION
        The Board of Directors believes that this stockholder proposal is not in the best interests of the Company or its stockholders and therefore recommends that stockholders vote AGAINST it for the following reasons.
        Over the past nine decades, the Company has earned a strong reputation as a result of living by its creed of business conduct — good merchandise, fair play and a square deal. The Company has proven its dedication to being a good corporate citizen and communicated its policies regarding social, environmental and economic issues to its employees and investors in many forms and in a manner consistent with its policy of communicating regularly with shareholders, customers, employees, the general public and financial communities. Conducting a special review of social, environmental and economic performance for the purpose of preparing an additional report to stockholders on sustainability would be expensive, time-consuming and unnecessary and would not add to the Company’s efforts in these areas or result in any additional benefit to stockholders, employees or others because the Company’s current policies and practices address the concerns of the stockholder proposal.
         The Company recognizes its responsibility to conduct its operations as a good corporate citizen. The Company has developed a set of corporate Philosophies & Beliefs which appear on its website at http://www.coopertire.com/us/en/corporate/about/philosophy.asp, and provide a “Constitution” to guide how the Company runs its business. It states the Company’s belief that its people should act with the highest moral and ethical standards and accept only total quality in all they do, rejecting mediocrity in every instance.
         As stated in its Philosophies and Beliefs, the Company encourages active participation of all its people in community activities and supports worthwhile community causes consistent with their importance to the good of Cooper people in the community. In furtherance of this belief, the Company periodically reminds its employees of the importance of being good citizens by voting and being active participants in the electoral process. Last year, the Company dedicated a portion of its corporate website to the provision of information and tools to its employees and the general public to aid in understanding election issues, learning more about their candidates and casting an informed vote. The site includes voter registration information, tools to locate and contact elected officials and candidate guides and voting records.
        The Company strives to comply with the laws, rules and regulations that apply to it and is committed to protecting the environment. That commitment includes:

•	Using good environmental practices globally;

•	Considering the environment in the development and engineering of products;

•	Preventing pollution by managing materials responsibly, reducing emissions and waste, and using energy and natural resources efficiently;

•	Providing training to help employees understand their environmental management responsibilities;

•	Monitoring environmental performance and setting measurable objectives and targets for achieving continual improvement;

•	Communicating with employees and others regarding the Company’s environmental commitments and performance; and

•	Auditing the Company’s operations to ensure they conform to Company policy.

        The Company also participates in activities concerning general industry environmental matters.
        As stated in its Philosophies & Beliefs, the Company is committed to providing a safe and healthy work environment for its employees and believes men and women of all races, religions, and backgrounds should be treated fairly and equally. The Company’s compensation philosophy is to pay wages and benefits at levels necessary to attract and retain quality people in the communities in which the Company operates.
        For the foregoing reasons, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Committee Report on Executive Compensation
        This report is submitted by all members of the Compensation Committee (the “Committee”) to explain the Committee’s policies with respect to the compensation of the Company’s executive officers in 2004, including the relationship between their compensation and the performance of the Company.
  General Philosophy
        The Compensation Committee has determined that to maximize stockholder value, the Company’s executive compensation program should meet the following objectives:

•	Attracting and retaining outstanding executive talent;

•	Providing superior financial rewards when the Company achieves superior financial performance;

•	Providing incentives through cash bonus payments to meet both the Company’s short and longer-term performance objectives; and

•	Aligning the interests of the Company’s executive officers with those of its stockholders with incentive compensation arrangements that reward executives with cash bonuses when aggressive financial performance targets that are likely to drive stockholder value are met or exceeded over annual and longer-term periods, and with equity incentives that will provide significant financial rewards as stockholder value is created through increases in the Company’s stock price.
        To accomplish these objectives, the Company’s executive compensation program consists of four key elements: base salary; incentive compensation based upon meeting designated performance targets over a one-year period; incentive compensation based upon meeting longer-term performance targets over a three-year period; and equity-based compensation, consisting of stock options and restricted stock.
  Executive Compensation Policies in 2004
        The Company’s executive compensation program is structured within the boundaries of the 2001 Incentive Compensation Plan, which was approved by the Company’s stockholders in 2001. The program for 2004 included the following components:

•	Targeting the base pay element of the Company’s executive compensation program at median levels for comparable positions at U.S. industrial companies with a comparable level of revenues;

•	Targeting annual and long-term incentive elements of the program at levels based on survey data for publicly held U.S. industrial companies or their component operations comparable in size to those managed by each executive officer;

•	Using return on invested capital as the performance measure for corporate officers in the annual bonus plan; and

•	Rewarding longer-term performance by basing cash incentive compensation over three-year periods on the generation of operating cash flow over the three-year performance period.
        The Committee believes the compensation program reflects the current requirements of the organization and provides a competitive, performance-based compensation system that will not only attract and retain superior management talent, but will motivate and reward those managers to create superior stockholder value.
  Salaries and Annual Bonuses
        The base salary of each executive officer of the Company for 2004 was determined by the Committee. Each base salary is targeted to be at the median (50th percentile) for the position at U.S. industrial companies similar in size to the Company. The Committee has retained an executive compensation consultant to assist it in determining median compensation levels. The group of industrial companies used as a comparison for determining the base salaries of the Company’s executive officers, as well as the other elements of their compensation package, may include some of the same companies that make up the index that is used in the performance graph set out on page 24 of this proxy statement, but is not the same as the group of companies that make up the index. Variations from the median in the base pay of certain executive officers, if any, are based upon the specific job responsibilities of the position, the job performance of the individual holding the position, the individual’s tenure in the position, and any internal equity considerations that the Committee determines are appropriate.
        The annual bonus of each executive officer is determined by two factors: (1) the percentage of base salary that particular officer will receive if the “performance target” established by the Committee at the beginning of the year for the business unit at which the executive officer is employed is met (this percentage is known as the “target bonus percentage”); and (2) the performance of that business unit relative to the performance target established for the unit by the Committee. For 2004, the performance target was based upon the Company’s return on invested capital (“ROIC”) for executive officers with primarily corporate responsibilities. ROIC is calculated by dividing net operating profit after tax by the sum of long-term debt and stockholders’ equity, as calculated in accordance with a pre-determined formula. ROIC is used for corporate executive officers because of the Committee’s belief that, given the Company’s capital structure, improvements in stockholder value are likely to correlate with ROIC. In setting management ROIC targets, the Committee considers the Company’s cost of capital. For executive officers employed in a business unit of the Company, the performance target is based upon that business unit’s return on assets managed (“ROAM”). ROAM is calculated by dividing (a) income before interest, foreign currency gains or losses, and federal income taxes, by (b) an average of controlled assets. ROAM, like ROIC, is a measurement of employees’ success in utilizing capital resources but, unlike ROIC, focuses on specific assets.
        The performance target for a given year is determined at the beginning of that year by the Committee, based upon its determination of what would constitute an appropriate level of performance for the Company or the business unit. In making that determination, the Committee takes into account the following principal factors:

•	The economic environment in which the Company expects to operate during the year;

•	Expected performance based upon the annual operating plan of the Company, which is reviewed with the Board of Directors prior to the beginning of the year; and

•	The achievement of financial returns sufficient to enhance stockholder value.
        If the performance target applicable to the Company or a particular business unit, in the case of executive officers with operating responsibilities for particular business units of the Company, is met, each officer in that business unit will receive his or her “target bonus percentage.” If the actual performance of the business unit varies from the performance target established by the Committee, the bonus payment will be greater or lesser than the target bonus percentage, depending upon whether actual performance exceeds or falls short of the performance target. For the Company for 2004, if actual performance was less than 80.5% of the performance target, no bonus was paid. If actual performance equaled 80.5% of the performance target, a bonus equal to 50% of the target bonus percentage was paid. The amount payable increased ratably up to a payout of 100% of the target bonus percentage, if actual performance equaled the performance target. An additional 5.13% of the target bonus percentage was payable for each percentage point by which actual performance exceeded the performance target. The same approach was used for executive officers of business units, except that the minimum and maximum payout thresholds varied among business units. The variations were approved by the Committee at the beginning of the year, based upon factors specific to particular business units. The target bonus percentage is determined for each position based on survey data for publicly held U.S. industrial companies or their component operations comparable in size to that managed by each executive officer.
        In 2004, the actual corporate performance was 96% of target performance, resulting in a cash bonus to corporate executive officers of 91% of their target bonus percentages. The performance of the operating units of the Company varied from 52% to 134% of their performance targets, resulting in payouts that ranged from 0% to 213% of the target bonus percentages of the executives whose annual bonuses are measured by the performance of those units.
  Long Term Incentive Compensation

1.	Cash Bonuses
        In addition to annual cash bonuses, the Company provides its executive officers with an opportunity to earn additional incentive compensation based upon meeting performance targets established for a three-year period.
        Under the grant for the three-year period that ended on December 31, 2004, a “target cash amount” was established for each year for each participant, to be paid in the year following the end of the three-year performance cycle, if performance targets established by the Committee at the beginning of the cycle were met. If the actual performance of a business unit varies from the performance target established for that business unit by the Committee, the actual cash bonus payable will be greater or lesser than the target cash amount, depending upon whether actual performance exceeds or falls short of the performance target. If actual performance is less than 90% of the performance target, no bonus will be paid. If the actual performance equals 90% of the performance target, a bonus equal to 50% of the target cash amount will be paid. That amount will increase by 5% for each percentage point increase in the actual performance of the unit as a percentage of the performance target. If the performance target is exceeded, an additional 10% of the target cash amount will be paid for each percentage point by which the actual performance exceeds the performance target. The “target cash amount” for each position is generally determined in accordance with survey data for publicly held U.S. industrial companies or their component operations comparable in size to that managed by each executive officer.
        Payouts made in February 2005 under the 2002 grants for the three-year performance cycle ending December 31, 2004 were based upon the generation of operating cash flow (net operating profit after tax plus depreciation and amortization) calculated for the Company or a business unit, whichever is applicable to a particular participant, in relation to the operating cash flow targets set by the Committee for the Company and each of its business units. The Committee has determined that improvements in operating cash flow over longer periods of time correlate to increases in stockholder value, and thus has adopted this performance measure for the cash portion of its long-term incentive compensation plan.
        Payouts made in 2005 for the 2002-2004 cycle equaled 91% of the target cash amount for participants whose performance targets were based on the operating cash flow of the Company over the three-year period, and from 0% to 182% of the target cash amount for participants whose performance targets were based on the operating cash flows of the business units.

2.	Stock Options
        Key employees of the Company, including executive officers, are eligible for stock option grants in accordance with plans approved by the stockholders of the Company. In awarding stock options to the Company’s key employees, the Committee intends to provide those employees with a direct opportunity to benefit from long-term increases in stockholder value as reflected in the Company’s stock price. Options under the plan are generally granted for ten-year terms. Options granted prior to 2003 became exercisable in two equal installments, one and two years after they were granted, respectively. Options granted in 2003 and beyond become exercisable in four equal annual installments.
        The number of options granted to executive officers in 2004 was designed to provide a benefit equal in value to approximately 70% of the total value of the long-term incentive compensation award made to executive officers. In arriving at this figure, the options granted have been determined using the Black-Scholes valuation method as a guideline.
        The aggregate value of the two elements comprising long-term incentive compensation is intended to deliver competitive compensation for each position and is based on survey data for publicly held U.S. industrial companies or their component operations comparable in size to that managed by each executive officer.
  Compensation of Chief Executive Officer
        For the year 2004, Mr. Dattilo’s annualized base salary was $820,000, an increase from $775,000 in 2003. His target bonus percentage used to determine his compensation based on annual results remained at 75% as in 2003. In determining annual base pay as well as incentive compensation level, the Committee reviewed survey data provided by its executive compensation consultant for the compensation levels of chief executive officers of publicly traded U.S. industrial corporations comparable in size to the Company.

        Mr. Dattilo received an annual bonus of $559,459 for the year 2004. He also received a payout of $590,363 under the performance cash portion of the long-term incentive compensation plan, which represented 91% of his target payout under the plan. For the 2004-2006 performance period under the performance cash portion of the long-term incentive compensation plan, Mr. Dattilo was granted a target payout of $700,000 — an increase from the $650,000 target payout granted to him for the 2003-2005 period. The Committee granted to Mr. Dattilo options to purchase 157,500 shares in 2004, the same grant as in 2003.
        Except as described above, the levels of base compensation, annual bonus, and long-term incentive compensation, consisting of both stock options and cash compensation for performance over a three-year period, awarded to Mr. Dattilo for the year 2004 were each determined using substantially the same criteria as for other executive officers.
  Stock Ownership Guidelines
        The Compensation Committee has established stock ownership guidelines for Messrs. Dattilo, Miller, Stephens and Weaver. Under the guidelines, Messrs. Dattilo, Stephens and Weaver will be required to own by March 1, 2006, Common Stock in an amount equal to a multiple of base salary and Mr. Miller will be required to own by March 1, 2008, Common Stock in an amount equal to a multiple of base salary.
  Deductibility of Compensation Over $1 Million
        Regulations issued under Section 162(m) of the Internal Revenue Code provide that compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it meets specified criteria for being “performance-based”. The Company has not experienced nondeductible amounts under this provision through December 31, 2004, and the Committee generally manages the Company’s incentive programs to qualify for the performance based exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances the Company’s business objectives.
        Beginning in 2005, changes to the compensation plan include replacing a portion of compensation for certain executive officers, previously granted as stock options, with restricted stock units which vest over time. Restricted stock units with time based vesting had also been granted to the Chief Executive Officer in connection with his employment with the Company in early 1999, and, in 2004, in his Long Term Incentive Compensation award in lieu of cash. In future years, the combination of base salary and the value of restricted stock units in the period they become taxable to the executive may exceed $1 million for the Chief Executive Officer or other executives and a portion of such compensation may not be deductible by the Company at that time.
        Submitted by the Compensation Committee of the Company’s Board of Directors:

Byron O. Pond, Chairman
John F. Meier
Richard L. Wambold

Summary of Cash and Certain Other Compensation
        The following table shows, for the fiscal years ended December 31, 2002, 2003, and 2004, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Mr. Dattilo, Chairman, President, and Chief Executive Officer, the four most highly compensated executive officers other than Mr. Dattilo who were serving as executive officers as of December 31, 2004, and James S. McElya, who would have been one of the four most highly compensated executive officers but for the fact that he was no longer an executive officer as of December 31, 2004 (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

							All Other
	Annual Compensation			Long-Term Compensation			Compensation(1)

				Restricted Stock	Number of
				and Restricted	Shares
Name and Principal				Stock Unit	Underlying Stock	LTIP(3)
Position	Year	Salary	Bonus	Awards(2)	Option Awards	Payout

Thomas A. Dattilo	2004	$820,000	$559,459	—	157,500	$590,363	$ 31,860
Chairman of the Board,	2003	775,000	—	—	157,500	413,465	16,028
President and Chief	2002	725,000	535,898	—	150,000	195,591	41,811
Executive Officer

D. Richard Stephens	2004	400,000	—	—	50,000	—	9,728
Vice President and	2003	375,000	—	—	50,000	—	8,360
President, North	2002	360,000	142,513	—	50,000	37,302	11,428
American Tire Division

James S. McElya(4)	2004	452,880	434,426	—	50,000	197,603	13,118
Vice President and	2003	449,000	—	—	50,000	76,356	11,980
President, Cooper-	2002	432,600	292,005	—	50,000	50,600	12,606
Standard Automotive

Philip G. Weaver	2004	385,000	157,604	—	50,000	90,825	12,856
Vice President and	2003	369,000	—	—	50,000	63,610	6,831
Chief Financial Officer	2002	355,000	157,443	—	50,000	53,442	15,881

James E. Kline(5)	2004	300,000	95,517	—	30,000	—	8,274
Vice President,	2003	264,575	—	$ 18,040	30,000	—	2,671
General Counsel and
Secretary

Harold C. Miller(6)	2004	264,421	100,935	—	10,000	32,361	8,559
Vice President and	2003	234,000	—	—	10,000	—	4,516
President, International	2002	178,151	61,452	14,980	—	—	5,772
Tire Division

(1)	Includes total amounts paid or accrued for the indicated fiscal years, consisting of Company matching contributions to the Spectrum Investment Savings Plan and allocations to the Nonqualified Supplementary Benefit Plan, which provides benefits otherwise denied participants in the Spectrum Investment Savings Plan because of Internal Revenue Code limitations on qualified benefits.

(2)	At December 31, 2004, the number of restricted stock units outstanding and the related market value of those units were: Mr. Dattilo — 56,002 units at $1,210,763; Mr. Kline — 1,034 units at $22,355; and Mr. Miller — 1,059 units at $22,896. Dividend equivalents accrue on such units.

(3)	The amounts shown in the 2004 rows represent payouts for the 2002-2004 performance period, the amounts shown in the 2003 rows represent payouts for the 2001-2003 performance period and the amounts shown in the 2002 rows represent payouts for the 2000-2002 performance period. The Compensation Committee chose to make the 2004 LTIP payout to Mr. Weaver in the form of 4,203 restricted stock units, the number of which was determined based on the fair market value of the Company’s Common Stock on February 15, 2005, the date of payout. These units will vest on February 16, 2006 and accrue dividend equivalents. The Compensation Committee chose to make the 2003 LTIP payout to Mr. Dattilo in the form of 20,924 restricted stock units, the number of which was determined based on the fair market value of the Company’s Common Stock on February 4, 2004, the date of the payout. These units vested on February 5, 2005 and accrue dividend equivalents. All other payouts for amounts earned during the three years presented were made in cash.

(4)	Mr. McElya ceased employment with the Company in connection with the sale of Cooper-Standard Automotive to CSA Acquisition Corp. The amount shown for fiscal year 2004 reflects his compensation through December 22, 2004, the date of closing of the sale of Cooper-Standard Automotive.

(5)	Mr. Kline joined the Company on February 1, 2003 at an annual salary of $290,000. The amount shown for fiscal year 2003 reflects his salary for the period from February 1, 2003 through December 31, 2003.

(6)	Mr. Miller joined the Company on March 18, 2002 at an annual salary of $225,000. The amount shown for fiscal year 2002 reflects his salary for the period from March 18, 2002 through December 31, 2002.
Stock Option Grants
        The following table contains information concerning the grant of stock options to the Named Executive Officers during the 2004 fiscal year. All grants were made under the 2001 Incentive Compensation Plan. In addition, in accordance with rules of the Securities and Exchange Commission (the “SEC”), a valuation is assigned to each reported option as of the grant date. The ultimate actual value will be determined by the market value of the Company’s Common Stock at a future date.
OPTION GRANTS IN LAST FISCAL YEAR

					Grant Date
	Individual Grants				Value

	Number of	Percent of
	Shares	Total Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price Per		Present
Name	Granted(1)	Fiscal Year	Share	Expiration Date(2)	Value(3)

Thomas A. Dattilo	157,500	14.0%	$19.76	February 3, 2014	$1,070,858
D. Richard Stephens	50,000	4.4	19.76	February 3, 2014	339,955
James S. McElya	50,000	4.4	19.76	February 3, 2014	339,955
Philip G. Weaver	50,000	4.4	19.76	February 3, 2014	339,955
James E. Kline	30,000	2.7	19.76	February 3, 2014	143,277
Harold C. Miller	10,000	0.9	19.76	February 3, 2014	47,759

(1)	25% of the options become exercisable on each anniversary of the date of grant over a four-year period.

(2)	Subject to earlier expiration if the executive ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.

(3)	Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the daily change in the share price of the Company’s Common Stock for the period February 6, 2002 through February 4, 2004, (b) a weighted average risk-free rate of return of 2.85%, (c) a dividend yield of 2.13%, and (d) a time of exercise based on the earlier of the historical exercise pattern of each individual or the latest permissible date. No adjustments were made for non-transferability or forfeiture.

Option Exercises and Holdings
        The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 2004 and unexercised options held as of the end of 2004.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised In-
			Underlying Unexercised		the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas A. Dattilo	10,000	$93,358	529,375	275,625	$3,021,100	$ 1,119,825
D. Richard Stephens	123,600	999,304	9,900	87,500	3,067	355,500
James S. McElya	136,620	1,225,808	—	87,500	—	355,500
Philip G. Weaver	—	—	179,000	87,500	1,286,059	355,500
James E. Kline	—	—	7,500	52,500	52,500	213,300
Harold C. Miller	—	—	12,500	17,500	51,700	71,100

(1)	In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $21.62, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.
Long-Term Performance Cash Plan
        The following table sets forth information with respect to the Named Executive Officers concerning the grant of long-term performance cash awards under the Company’s 2001 Incentive Compensation Plan during the 2004 fiscal year.
LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

	Performance or Other Periods	Threshold	Target
Name	Until Maturation or Payout(1)	Payouts(2)	Payouts(2)

Thomas A. Dattilo	1/1/2004 through 12/31/2006	$ 350,000	$ 700,000
D. Richard Stephens	1/1/2004 through 12/31/2006	60,000	120,000
James S. McElya	1/1/2004 through 12/31/2006	60,000	120,000
Philip G. Weaver	1/1/2004 through 12/31/2006	55,000	110,000
James E. Kline	1/1/2004 through 12/31/2006	42,500	85,000
Harold C. Miller	1/1/2004 through 12/31/2006	22,500	45,000

(1)	Participant must be an employee at the end of the Performance Period to receive the proceeds of the grant, except that if such participant dies, retires or becomes disabled prior to the end of the Performance Period, he will receive a prorated award earned based on the portion of the Performance Period during which he was an employee, and the actual performance of the applicable business for the portion of the Performance Period through the end of the year in which the executive’s employment terminates.

(2)	Payouts of awards are tied to the achievement over a three-year period of specified levels of “Operating Cash Flow,” which the Company defines as “net operating profit after tax plus depreciation and amortization.” The specified levels for a year are set each year by the Compensation Committee. Performance versus the specified level is determined by dividing the sum of the actual performance for each of the three years of the performance period by the sum of the target performance levels for each of the three years of the performance period. The targeted levels for Messrs. Dattilo, Kline, Miller and Weaver are based on the Operating Cash Flow of the entire Company. The targeted level for Mr. McElya is based upon the Operating Cash Flow of the Company’s former Automotive Group. The targeted levels for Mr. Stephens is based upon the Operating Cash Flow of the Tire Group. No payout will be made unless 90% of the Operating Cash Flow target is met. If that occurs, a payout equal to 50% of the “target payout” set forth in the table will be made. That amount is reflected in the “Threshold Payouts” column of the table. The percentage of the target payout made will increase by 5% for each additional 1% increase in Operating Cash Flow, up to 100% of the Operating Cash Flow target. For each additional 1% by which Operating

Cash Flow exceeds the specified target, the executive will receive an additional 10% of his target payout. The maximum payout that can be received by any one individual in respect of a particular award is $6,000,000, less the aggregate amounts of annual bonus received for each of the three years of the performance period.

Pension Plans
        Effective January 1, 2002, the Company established a form of defined benefit pension plan known as a “cash balance plan” (a cash balance plan is a type of non-contributory defined benefit pension plan in which a participant’s benefit is determined as if an individual account had been established for him or her) for all of its non-union employees in the United States, other than those participants in the Company’s existing defined benefit plans who had reached age 40 and had at least 15 years of service with the Company as of January 1, 2002. The cash balance plan provides for a participant to have credited to a hypothetical account established for him or her under the cash balance plan a percentage of his or her compensation (as defined in the cash balance plan) each year, and to have earnings credited each year on the participant’s hypothetical account balance at an interest rate equal to the 30-year Treasury bill rate. The percentage of the participant’s compensation that is credited to his or her hypothetical account each year is based upon the participant’s age and years of service, and increases in increments as the participant’s total age and years of service increase. The percentage credited is as follows:

Percentage of Compensation
Age Plus Years of Service	Contributed to Hypothetical Account

Less than or equal to 35	3%
36 to 50	4
51 to 65	5.5
66 to 80	7.5
Greater than 80	10
        A participant in the cash balance plan who was a participant in one of the Company’s prior defined benefit pension plans had credited to his or her hypothetical account in the cash balance plan on January 1, 2002 the actuarial equivalent lump sum of the participant’s frozen retirement benefit in the former plan, calculated as of January 1, 2002. Upon retirement, a participant’s benefit under the cash balance plan will be paid in the form of an annuity, or in a lump sum, upon the election of the participant. A participant may receive the amount of his or her benefit in a lump sum payment upon termination of employment at any time. Payment of the benefit in an annuity form may not generally commence until the participant has reached age 55. The amount payable is not reduced by any Social Security benefits payable to the participant.
        Non-union employees who were participants in a defined benefit pension plan sponsored by the Company or a subsidiary prior to January 1, 2002, and who had reached age 40 and had 15 or more years of service as of that date, continue to be covered by the terms of such prior plan. Of the Named Executive Officers, only Mr. Stephens remains covered by a prior plan. The plan in which Mr. Stephens participates provides a pension based primarily upon his level of compensation during the last ten years of his employment and his number of years of service. The following table shows the amount of pension that a participant can expect to receive upon retirement at age 65 under that plan, and with an election to receive the pension in the form of a straight life annuity, rather than under any of the survivor options contained in the plan. Receiving the benefit under a survivor option would reduce the amount payable to the participant by an actuarially calculated amount, but would permit a surviving spouse or other beneficiary to continue to receive payments under the plan after his or her death. Benefits are not subject to deduction for Social Security or other offset amounts.

PENSION PLAN TABLE

	Years Of Service

Remuneration	15	20	25	30	35	40

$400,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
500,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000
1,100,000	247,500	330,000	412,500	495,000	577,500	660,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,300,000	292,500	390,000	487,500	585,000	682,500	780,000
1,400,000	315,000	420,000	525,000	630,000	735,000	840,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,600,000	360,000	480,000	600,000	720,000	840,000	960,000
1,700,000	382,500	510,000	637,500	765,000	892,500	1,020,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000
        “Remuneration” in the table above is the average of a participant’s annual compensation during the highest five out of the last ten years of employment. “Annual compensation” for purposes of both the cash balance plan and the prior defined benefit pension plan includes generally, for executives of the Company, the amount of base salary and annual and long-term incentive compensation earned in a particular year. For purposes of determining a participant’s “annual compensation,” long-term incentive compensation payments for a particular performance period are considered to have been earned ratably over the performance period. As a result, the compensation of Messrs. Dattilo, Weaver and McElya covered by the plan for the year 2002 is increased by approximately $401,300, $69,300 and $109,100, respectively, for the year 2003 is increased by approximately $334,400, $51,500 and $91,300, respectively, and for Mr. Dattilo, for the year 2004 is increased by approximately $197,000, each more than 10% from that shown for the respective executive in the “Annual Compensation” portion of the “Summary Compensation Table” found on page 15 of this proxy statement. These increases are due to the allocation of the long-term incentive payouts for Messrs. Dattilo, Weaver and McElya (see the applicable column in the Summary Compensation Table) over the three years of the performance periods for which they were earned.
        Any amount shown in the table that exceeds the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code is payable from an unfunded, non-qualified supplemental pension plan sponsored by the Company, such that participants will receive the total pension benefit calculated using the above table. The non-qualified, supplemental plan contains terms that provide to certain participants in the cash balance plan who are covered by Board-approved executive employment agreements any difference between the amount of pension payable under the cash balance plan and the amounts that they would have received had they remained covered by the defined benefit pension plan in which they were participating immediately prior to January 1, 2002. Those terms are applicable to Messrs. McElya and Weaver, both of whom were participating in a Company-sponsored defined benefit pension plan immediately prior to January 1, 2002.

        The completed full years of service credited under the applicable pension plan for each of the Named Executive Officers is as follows: Mr. Dattilo – 6; Mr. McElya – 9; Mr. Weaver – 14; Mr. Stephens – 26; Mr. Kline – 1; and Mr. Miller – 2. The estimated monthly pension benefit payable to Mr. Dattilo commencing upon his retirement from the Company at age 65, and payable in the form of a straight life annuity, is $22,000. This assumes a 4% annual increase in his compensation (defined for purposes of this estimate as base salary, 80% of his annual bonus target and 50% of his long-term incentive payout target) from the amount calculated for 2005, and an interest rate credit of 4.86% per year each remaining year until he retires. Because the actual amount of his pension is dependent upon his level of compensation during each of his years of employment and the actual interest rate credited to his hypothetical account in the cash balance plan each year, the actual pension payment to him could be substantially different from what is projected using the above-listed assumptions.
Employment Agreements
        The Company has entered into employment agreements with Messrs. Dattilo, Weaver and Stephens. Under the agreements, each executive will remain employed in his present capacity for a specified time, at a base salary not lower than his base salary at the time of execution of the agreement, and generally with all benefits available to executives of the Company as of the date on which the agreements became effective. The initial term of each agreement is four years for Mr. Dattilo and three years for each of Messrs. Weaver and Stephens. The term of each agreement automatically extends for one additional year each January 1, unless either the Company or the executive gives prior notice of a desire not to extend the term. In no event will the term extend beyond the executive’s 65th birthday. The agreements contain a non-compete provision that extends for two years after any termination of employment.
        The agreements provide that upon involuntary termination of employment without “Cause” or resignation for “Good Reason” prior to the end of the term of the agreement, the executive is entitled to a lump sum payment equal to the amount that he would have received over the remainder of the term of his agreement, had he been paid during that period at the rate of his “average compensation.” “Average compensation” means the average of the base salary and annual and long-term incentive compensation received by the executive over the five-year period prior to the year in which his employment terminates.
        In addition, the agreements provide that the executive is entitled to (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term; (ii) a lump sum payment equal to the actuarial equivalent of the difference between (a) the pension benefits that would have accrued under the qualified and non-qualified pension plans of the Company in which he is participating had he continued his employment through the remainder of the term of the agreement, and been fully vested at that time, and (b) the amount of the pension benefits actually accrued at the date of termination; (iii) a lump sum payment equal to the difference between the exercise price of stock options held by the executive officer, regardless of whether they had vested, and the fair market value of the stock subject to such options at the time of termination; and (iv) full vesting and a cash payment equal to the value at the time of termination of any restricted stock units held by the executive. Because of the Company’s desire to retain Mr. Dattilo in his present position, his agreement contains a provision that upon the termination of his employment after December 31, 2003 for any reason other than Cause, he will be entitled to a payment, which will be $225,000 if he leaves the Company at any time in 2005, and will increase each year thereafter, to a payment of $2,750,000 if he leaves in 2015, the year in which he will reach age 65.
        In addition, the agreements provide that upon termination of the executive’s employment by the Company without Cause, or resignation by the executive for Good Reason during the remaining period of the executive’s employment term that follows a “change in control” of the Company, as the term “change in control” is defined in the agreements, the executive is entitled to a lump sum payment equal to the greater of 1) the amount that he would have received over the remainder of the term of his agreement, had he been paid during that period at the rate of his “average compensation,” as defined above, and 2) three times his annual base salary plus target annual incentive compensation for the year prior to the year in which the change in control occurs. In addition, the executive will receive all of the benefits described in the previous paragraph, plus lifetime retiree medical and life insurance benefits and outplacement services.
        “Cause” under the agreements generally includes the willful failure of the executive to substantially perform his duties, the commission of a felony, or the engaging by the executive in willful misconduct that is materially injurious to the Company. “Good Reason” generally includes any reduction in salary or benefits, an alteration of the executive’s responsibilities or status, relocation of the executive, the failure of any successor of the Company or its businesses to assume the agreements, or voluntary resignation for any reason within 365 days after a “change in control,” in the case of Mr. Dattilo, and during a 30-day period commencing six months after the “change in control,” in the case of Messrs. Weaver and Stephens.
        The agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for post-termination payments made following a change in control. In addition, all post-termination payments made to an executive under the agreements are conditioned upon the execution by the executive of a release of all claims against the Company.
        Prior to the sale of Cooper-Standard Automotive to CSA Acquisition Corp., the Company also was party to an employment agreement with Mr. McElya containing terms substantially similar to those contained in the employment agreements for Messrs. Weaver and Stephens. Except as described herein, CSA Acquisition Corp. assumed all liabilities of the Company under Mr. McElya’s employment agreement. The Company’s sale of Cooper-Standard Automotive to CSA Acquisition Corp. constituted a change of control, as defined in Mr. McElya’s employment agreement. As a result of the change in control, the Company paid Mr. McElya $398,375 representing the difference between the exercise price of the stock options held by Mr. McElya, regardless of whether they had vested, and the fair market value of the stock subject to such options on December 23, 2004, and $231,403 representing the value on December 23, 2004 of the restricted stock units held by Mr. McElya, regardless of whether they had vested. In addition, if prior to December 31, 2007, Mr. McElya is terminated without Cause or CSA Acquisition Corp. fails to provide Mr. McElya the employment terms and compensation Mr. McElya and CSA Acquisition Corp. agreed to prior to closing, the Company remains obligated for all payments required and benefits to be provided as a result of that termination, except that CSA Acquisition Corp. is obligated to pay Mr. McElya the single lump sum cash payment required by the employment agreement equal to his then current base pay plus his pro rata incentive compensation accrued through his termination date and, to the extent accrued on the financial statements of Cooper-Standard Automotive as of December 23, 2004 and excluding any tax gross-up benefits, the lump sum cash payment required under the employment agreement equal to the actuarial equivalent of the retirement pension Mr. McElya had accrued under the Nonqualified Supplementary Benefit Plan.
Compensation of Directors
        The Company paid each Director who was not an employee of the Company an annual retainer in 2004 of $20,000, together with a $3,000 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. The fee payable for participation in a telephonic Board or Committee meeting was $1,500. Directors who are employees of the Company receive no additional compensation for serving as Directors. In addition, the Chair of the Audit Committee received $5,000 for serving in that capacity, and the Chairs of the Compensation and Nominating and Governance Committees each received $4,000 for serving as the heads of those Committees. During 2004, the Company’s Board of Directors held seven Board meetings (two of which were two-day meetings), seven meetings of its Audit Committee, six meetings of its Compensation Committee (one of which was a two-day meeting) and three meetings of its Nominating and Governance Committee. Directors who attended a four-day director education program also received $12,000.
        Non-employee Directors participate in the 2002 Stock Option Plan for Non-Employee Directors. The purpose of the plan is to provide a stock-based component to the Directors’ compensation package to more closely align their compensation with the interests of the Company’s stockholders. Under the plan, non-employee Directors receive 2,000 stock options each year. The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date. Options granted under the plan become exercisable one year after the date of grant and remain exercisable until ten years after the grant date. Prior to 2002, non-employee Directors were granted stock options under a plan adopted in 1991, which provided up to 1,000 shares per year, with the number granted determined in accordance with a formula set forth in the plan. Information regarding unexercised options for each Director is indicated in the table on page 33 of this proxy statement. In 2002, the Board instituted a minimum stock ownership requirement for all Directors. All Directors are required to own at least 8,000 shares of the Company’s Common Stock, excluding options, and have until the end of their second full term as a Director to meet this requirement.
        The Amended and Restated 1998 Non-Employee Directors Compensation Deferral Plan permits non-employee Directors to defer some or all of the fees payable to them for service on the Board. Amounts deferred and dividend equivalents on amounts deferred are converted into phantom stock units and credited to a bookkeeping account established for this purpose. The number of phantom stock units credited is determined by dividing the amount of the Director’s deferred fees by the fair market value of a share of Company Common Stock as of the date of crediting. A Director’s account with respect to deferred fees will be settled through the delivery of a corresponding number of shares of Common Stock to the Director on the payment date or dates selected by the Director at the time of the Director’s initial deferral election. Payment of the deferred fees must commence on the date specified in the deferral election form (or earlier if the Director ceases to be a member of the Board) and will be made in either a lump sum or through no more than five annual installments.
        In addition, beginning in 2004 each Director who is not an employee of the Company receives an annual grant of 500 phantom stock units under the Plan. The units accrue dividend equivalents. Payment of the units received as annual grants will be made in a single lump sum or in a series of annual installments and will commence not later than 60 days after termination of service as a Director. A Director may elect to receive payment of the units received as annual grants in cash or shares of Company Common Stock.
Five-Year Stockholder Return Comparison
        The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the Standard & Poor’s (“S&P”) 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company in 1993 chose what is now the S&P 500 Auto Parts & Equipment Index as the most appropriate of the nationally recognized industry standards and has used that index for its stockholder return comparisons in all of its proxy statements since that time.
        The following chart assumes three hypothetical $100 investments on December 31, 1999, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG THE COMPANY, S&P 500 INDEX AND
S&P 500 AUTO PARTS & EQUIPMENT INDEX

Company/ Index	1999	2000	2001	2002	2003	2004

Cooper Tire & Rubber Company	$100	$70.12	$108.58	$106.81	$152.65	$156.94
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
S&P 500 Auto Parts & Equipment Index	100	76.52	92.22	82.89	119.28	122.60
        The Compensation Committee Report on Executive Compensation that begins on page 10 of this proxy statement, the Comparison of Five-Year Cumulative Total Return Among the Company, S&P 500 Index and S&P 500 Auto Parts & Equipment Index set forth above, disclosure regarding the Company’s Audit Committee and audit committee financial expert set forth on page 26 of this proxy statement, and the Audit Committee Report that begins on page 30 of this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
Corporate Governance
        The Board of Directors is committed to establishing and maintaining a strong governance structure. The Board has adopted Guidelines as to the Role, Organization and Governance of the Board of Directors (the “Governance Guidelines”). The Guidelines address such important governance topics as director independence, the conduct of meetings, the structure and composition of the Board, the establishment of committees, Board and Chief Executive Officer evaluations, director education, and succession planning. In addition, the Board holds an executive session comprised solely of independent directors at each of its meetings. The position of presiding director is rotated at each meeting. The Board’s policy is to conduct an annual review of its governance practices, generally at its May meeting, to make certain that those practices remain effective.
Code of Business Conduct and Ethics
        The Company’s Board has adopted a written Code of Business Conduct and Ethics for its directors, officers (including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller) and employees. The Company intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to or waivers from its Code of Business Conduct and Ethics by filing Current Reports on Form 8-K with the SEC, and will make any amended Code of Business Conduct and Ethics available at the Investor Relations link on the Company’s website at http://www.coopertireandrubber.com under the heading “Corporate Governance.”
Board of Directors
        During 2004, the Company’s Board of Directors held seven Board meetings (two of which were two-day meetings), seven meetings of its Audit Committee, six meetings of its Compensation Committee (one of which was a two-day meeting) and three meetings of its Nominating and Governance Committee. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year.
Determination of Independence of Directors
        The New York Stock Exchange’s Corporate Governance Listing Standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, the Board has affirmatively determined that each Director other than Mr. Dattilo has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
        Additionally, each Director other than Mr. Dattilo, has been determined to be “independent” under the following NYSE listing standards, which provide that a Director is not independent if:

•	the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	the Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) the Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Audit Committee
        The Company has a separately designated standing Audit Committee that consists of Directors Shuey (Chairman), Aronson, Breininger, Gormley and Holland and was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. All members have been determined to be “independent” under the New York Stock Exchange’s Corporate Governance Listing Standards. The Board has determined that Director Shuey qualifies as the Company’s “audit committee financial expert” due to his business experience and educational background listed on page 5 of this proxy statement. This Committee (a) assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements and compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and the Company’s internal audit function; and (b) prepares the Committee’s report to be included in this proxy statement. The functions of this Committee are set forth in an Audit Committee Charter, which was adopted by the Board on February 4, 2004.
Compensation Committee
        The Company has a standing Compensation Committee, which is comprised of Directors Pond (Chairman), Meier and Wambold. This Committee (a) approves the remuneration arrangements of the Company’s Chief Executive Officer and other officers, including the corporate financial goals and objectives relevant to such arrangements, (b) approves and administers the Company’s executive compensation plans and arrangements, (c) approves the performance criteria against which performance-based executive compensation payments are measured, and (d) grants cash and stock based awards, stock options, and other benefits as authorized under any executive compensation plans.
Nominating and Governance Committee
        The Company has a standing Nominating & Governance Committee, which is comprised of Directors Meier (Chairman), Aronson, Holland and Shuey, each of whom is “independent” under the New York Stock Exchange’s Corporate Governance Listing Standards. The Committee’s two principal responsibilities are: (a) recommending candidates for membership on the Board and (b) insuring that the Board acts within the Governance Guidelines and that the Governance Guidelines remain appropriate.

        The Committee will consider candidates for Board membership proposed by stockholders of the Company or other parties. Any recommendation must be in writing, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating and Governance Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, 701 Lima Avenue, Findlay, Ohio 45840. As of the date of this proxy statement, the Company has not received any director nominee recommendations from any stockholders.
        The Committee uses a variety of sources to identify candidates for Board membership, including current members of the Board, executive officers of the Company, individuals personally known to members of the Board and executive officers of the Company and, as described above, the Company’s stockholders, as well as, from time to time, third party search firms. The Committee may consider candidates for Board membership at its regular or special meetings held throughout the year.
        The Committee uses the same manner and process for evaluating every candidate for Board membership regardless of the original source of the candidate’s nomination. Once the Committee has identified a prospective candidate, the Committee makes an initial determination whether to conduct an initial evaluation of the candidate, which consists of an interview by the Chair of the Committee. The Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Committee believes, however, that the Company will be best served if its Directors bring to the Board a variety of experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience. The Chair communicates the results of this initial evaluation to the other Committee members, the Chairman of the Board, the Chief Executive Officer and the General Counsel. If the Committee determines, in consultation with the Chairman of the Board and the Chief Executive Officer, that further consideration of the candidate is warranted, members of the Company’s senior management gather additional information regarding the candidate. The Committee or members of the Company’s senior management then conduct background and reference checks regarding, and any final interviews, as necessary, of, the candidate. At that point, the candidate is invited to meet and interact with the members of the Board who are not on the Committee at one or more Board meetings. The Committee then makes a final determination whether to recommend the candidate to the Board for Board membership.
Availability of Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
        The Company’s Governance Guidelines, Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are available at the Investor Relations link on the Company’s website at http://www.coopertireandrubber.com under the heading “Corporate

Governance.” In addition, stockholders may request a free printed copy of any of these materials by contacting:

Cooper Tire & Rubber Company
Attention: Director of Investor Relations
701 Lima Avenue
Findlay, Ohio 45840
(419) 423-1321
Stockholder Communications With the Board
        The Company’s Board has adopted a process by which stockholders may send communications to the Board, the non-employee Directors as a group, or any of the Directors. Any stockholder who wishes to communicate with the Board, the non-employee Directors as a group, or any Director may send a written communication addressed to:

Board of Directors — Stockholder Communication
Attention: Secretary
Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, Ohio 45840
        The Secretary will review and forward each written communication (except, in his sole determination, those communications clearly of a marketing nature, those communications better addressed by a specific Company department or those communications containing complaints regarding accounting, internal auditing controls or auditing matters) to the full Board, the non-employee Directors as a group, or the individual Director(s) specifically addressed in the written communication. The Secretary will discard written communications clearly of a marketing nature. Written communications better addressed by a specific Company department will be forwarded to such department, and written communications containing complaints regarding accounting, internal auditing controls or auditing matters will be forwarded to the Chairman of the Audit Committee.
Director Attendance at Annual Meetings
        The Company’s Board does not have a specific policy regarding Director attendance at the Company’s Annual Meetings. All of the Company’s Directors other than Ms. Breininger attended the Company’s 2004 Annual Meeting. Ms. Breininger’s absence was due to a death in her family.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
        Directors Pond, Meier and Wambold served as members of the Compensation Committee during 2004. During 2004, none of the members of the Compensation Committee was an officer or employee of the Company or its subsidiaries, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, during 2004, none of the executive officers or Directors of the Company was a member of the board of directors, or any committee thereof, of any other entity such that the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Securities and Exchange Commission.

RELATIONSHIP WITH INDEPENDENT AUDITORS
        Ernst & Young LLP served as the Company’s independent auditors for 2004, and has been appointed by the Audit Committee to continue in that capacity during 2005. The Audit Committee’s decision to appoint Ernst & Young LLP has been ratified by the Board and will be recommended to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company. During 2004, Ernst & Young LLP rendered both audit services, including an audit of the Company’s annual financial statements, and certain non-audit services. There is no understanding or agreement between the Company and Ernst & Young LLP that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates. Professional services rendered by Ernst & Young LLP are approved by the Audit Committee both as to the advisability and scope of the service, and the Audit Committee also considers whether such service would affect Ernst & Young LLP’s continuing independence.

Audit Fees
        Ernst & Young LLP’s aggregate fees billed for 2003 and 2004 for professional services rendered by them for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, the required audit of the Company’s automotive business in accordance with the sale of those operations, the issuance of a comfort letter in connection with the Section 144A private placement related to that sale, and services that are normally provided in connection with statutory and regulatory filings or engagements for those years are listed below. Of the amount paid in 2004, $278,356 represents additional billings for audit services for the year ended December 31, 2003.

2003 – $1,775,987	2004 – $2,848,708

Audit-Related Fees
        Ernst & Young LLP’s aggregate fees billed for 2003 and 2004 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and not reported under “Audit Fees” above, were:

2003 – $309,289	2004 – $314,342
        Audit-related fees included fees for employee benefit plan audits and accounting consultation. All audit-related services were pre-approved.
Tax Fees
        Ernst & Young LLP’s aggregate fees billed for 2003 and 2004 for professional services rendered by them for tax compliance, tax advice and tax planning were:

2003 – $1,456,270	2004 – $2,025,388
        Tax fees included fees for international tax planning and domestic and foreign tax compliance. The fees were largely related to a special worldwide tax planning and compliance initiative. All tax services were pre-approved.

All Other Fees
        Ernst & Young LLP’s aggregate fees billed in 2003 and 2004 for products and services provided by them, other than those reported above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” were as follows:

2003 – $398,312	2004 – $107,689
        All other fees included primarily fees for global expatriate services. All other services were pre-approved.
Audit Committee Pre-Approval Policies and Procedures
        The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services expected to be performed by the Company’s independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services, and requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the year in which such services are to be performed to the extent known at that time. The policy prohibits the Company’s independent auditors from providing certain services described in the policy as prohibited services.
        Generally, requests for independent auditor services are submitted to the Audit Committee by the Company’s Corporate Controller (or other member of the Company’s senior financial management) and the Company’s independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services are performed prior to their approval. The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.
Auditor Attendance at 2005 Annual Meeting
        Representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if they desire to do so.
AUDIT COMMITTEE REPORT
        This report is submitted by all members of the Audit Committee, for inclusion in this proxy statement, with respect to the matters described in this report.
        The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the requirements of Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence. The Committee has concluded that the independent auditors are in fact independent of the Company.
        The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during fiscal year 2004.
        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.
        Submitted by the Audit Committee of the Company’s Board of Directors:

John H. Shuey, Chairman
Arthur H. Aronson
Laurie J. Breininger
Dennis J. Gormley
John J. Holland

BENEFICIAL OWNERSHIP OF SHARES
        The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owners of more than 5% of any class of the Company’s voting securities as of March 7, 2005.
        The table does not include information regarding shares held of record, but not beneficially, by National City Bank, Cleveland, Ohio, the trustee of the Cooper Spectrum Investment Savings Plan and other defined contribution plans sponsored by the Company or a subsidiary of the Company. As of March 7, 2005, those plans held 5,747,915 shares, or 8.24% of the Company’s outstanding stock. The trustee, in its fiduciary capacity, has no investment powers and will vote the shares held in the plans in accordance with the instructions provided by the plan participants. If no such instructions are received, the provisions of the plans direct the trustee to vote such participant shares in the same manner in which the trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

	Name and Address of	Amount and Nature of	Percent
Title of Class	Beneficial Owner	Beneficial Ownership	of Class

Common Stock	AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104; three French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 26, rue Drouot, 75009 Paris, France and AXA Courtage Assurance Mutuelle, 26, rue Drouot, 75009 Paris, France, as a group; AXA, 25, avenue Matignon, 75008 Paris, France; and their subsidiaries, including Advest, Inc., Alliance Capital Management L.P. and AXA Equitable Life Insurance Company(1)	5,484,768 shs	7.86%

Common Stock	PEA Capital LLC, 1345 Avenue of the Americas, 49th Floor, New York, New York 10105(2)	4,463,900 shs	6.4%

(1)	According to a filing on Schedule 13G/ A (Amendment No. 5) with the SEC dated February 14, 2005, the nature of the beneficial ownership consists of sole voting power with respect to 2,543,075 shares, shared voting power with respect to 1,096,014 shares, sole dispositive power with respect to 5,484,268 shares, and shared dispositive power with respect to 500 shares.

(2)	According to a filing on Schedule 13G with the SEC dated February 10, 2005, the nature of the beneficial ownership consists of sole voting power with respect to 4,463,900 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 4,463,900 shares, and shared dispositive power with respect to 0 shares.

SECURITY OWNERSHIP OF MANAGEMENT
        The information that follows is furnished as of March 7, 2005, to indicate beneficial ownership by all executive officers and Directors of the Company as a group, and each Named Executive Officer and Director individually, of the Company’s Common Stock.

Amount and Nature
of Beneficial
Title of Class	Name of Beneficial Owner	Ownership		Percent of Class

Common Stock	All executive officers and Directors as a group (15 persons)	1,241,464 shs	(1)	1.78%
Common Stock	Arthur H. Aronson	28,749 shs	(2)(3)	*
Common Stock	Laurie J. Breininger	2,436 shs	(2)(3)	*
Common Stock	Thomas A. Dattilo	710,537 shs	(2)(4)(5)	1.01%
Common Stock	Dennis J. Gormley	8,859 shs	(2)(3)	*
Common Stock	John J. Holland	7,430 shs	(2)(3)	*
Common Stock	James E. Kline	28,121 shs	(2)(4)	*
Common Stock	James S. McElya	550 shs		*
Common Stock	John F. Meier	18,842 shs	(2)(3)	*
Common Stock	Harold C. Miller	21,245 shs	(2)(4)	*
Common Stock	Byron O. Pond	25,321 shs	(2)(3)	*
Common Stock	John H. Shuey	17,128 shs	(2)(3)	*
Common Stock	D. Richard Stephens	76,526 shs	(2)(4)	*
Common Stock	Richard L. Wambold	4,909 shs	(2)(3)	*
Common Stock	Philip G. Weaver	236,155 shs	(2)(4)(6)	*

*	Less than 1%

(1)	Includes 946,747 shares obtainable on exercise of stock options within 60 days following March 7, 2005, which options have not been exercised; 62,624 shares held in the Company’s Spectrum Investment Savings Plan for the account of the executive officers of the Company; 100,951 restricted stock units of which the holders have neither voting nor investment power; and 69,135 phantom stock units of which the holders have neither voting nor investment power. Of the remaining shares, none are subject to shared voting and investment power, and 62,007 are subject to the sole voting and investment power of the holders thereof.

(2)	Includes shares obtainable on exercise of stock options within 60 days following March 7, 2005, which options have not been exercised, as follows: Arthur H. Aronson — 7,449; Laurie J. Breininger — 1,000; Thomas A. Dattilo — 596,075; Dennis J. Gormley — 8,359; John J. Holland — 2,000; James E. Kline — 22,500; John F. Meier — 6,461; Harold C. Miller — 17,500; Byron O. Pond — 6,234; John H. Shuey — 7,036; D. Richard Stephens — 34,900; Richard L. Wambold — 1,000; and Philip G. Weaver — 204,000.

(3)	Pursuant to the 1998 Non-Employee Directors Compensation Deferral Plan explained on page 22 of this proxy statement, the following Directors have been credited with the following number of phantom stock units as of March 7, 2005: Arthur H. Aronson — 21,300; Laurie J. Breininger — 1,436; Dennis J. Gormley — 500; John J. Holland — 4,430; John F. Meier — 10,381; Byron O. Pond — 19,087; John H. Shuey 10,092; and Richard L. Wambold — 1,909. The holders do not have voting or investment power over these phantom stock units.

(4)	Includes the following number of restricted stock units for each of the following executive officers: Thomas A. Dattilo — 71,744; James E. Kline — 4,821; Harold C. Miller — 3,745; D. Richard Stephens — 6,354; and Philip G. Weaver — 10,881. The holders do not have voting or investment power over these restricted stock units. The agreements pursuant to which the restricted stock units were granted provide for accrual of dividend equivalents and deferral of the receipt of the underlying shares until a date selected by the executive at the time of the grant. At that time, an executive’s restricted stock unit account will be settled through delivery to the executive on the date selected of a number of shares of Common Stock of the Company corresponding to the number of restricted stock units awarded to the executive, plus shares representing the value of dividend equivalents.

(5)	Includes 21,344 restricted stock units representing Mr. Dattilo’s 2003 LTIP payout and dividends equivalents accrued on such units. The number of restricted stock units paid was determined based on the fair market value of the Company’s Common Stock on February 4, 2004, the date of the payout. Also includes 34,658 restricted stock units granted to Mr. Dattilo in connection with his employment with the Company in 1999, together with dividend equivalents accrued on such units.

(6)	Includes 4,203 restricted stock units representing Mr. Weaver’s 2004 LTIP payout. The number of restricted stock units was determined based on the fair market value of the Company’s Common Stock on February 15, 2005, the date of the payout.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based solely upon a review of such reports and the representation of such Directors and executive officers, the Company believes that all reports due during or for the year 2004 were timely filed, except that Mr. Pond filed one late report on Form 4 regarding the accrual of phantom stock units under the Company’s 1998 Non-Employees Director Compensation Plan.
STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2006
        Any stockholder who intends to present a proposal at the Annual Meeting in 2006 and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company, at the Company’s principal executive offices, so that it is received not later than November 24, 2005. In addition, if a stockholder intends to present a proposal at the Company’s 2006 Annual Meeting without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 7, 2006, proxies solicited by the Board for the 2006 Annual Meeting will confer discretionary authority to vote on the proposal if presented at the meeting.
HOUSEHOLDING
        The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions.
        If (a) any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the accompanying annual report, (b) if any stockholder wishes to receive a separate proxy statement and annual report in the future, or (c) if any stockholders sharing a single address and receiving multiple copies of this proxy statement and the accompanying annual report desire to only receive a single copy, the stockholder or stockholders should provide those instructions to the Company by contacting Cooper Tire & Rubber Company, Attention: Director of Investor Relations, 701 Lima Avenue, Findlay, Ohio 45840 or calling the Director of Investor Relations at (419) 423-1321. The Company will deliver promptly upon receipt of those instructions either a separate copy or multiple copies, as requested, of this proxy statement and the accompanying annual report to the requesting stockholder.

SOLICITATION AND OTHER MATTERS
        The Board of Directors is not aware of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.
        The solicitation of proxies is being made by the Company, and the Company will bear the cost of the solicitation. The Company has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to aid in the solicitation of proxies, at an anticipated cost to the Company of approximately $7,500, plus expenses. The Company also will reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company’s stock. In addition to the solicitation by use of the mails, solicitations may be made by telephone, facsimile or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may by telephone, facsimile or personally, request the return of proxies.
        Please mark, execute and return the accompanying proxy, or vote by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
James E. Kline
Vice President, General
Counsel and Secretary
March 24, 2005

COOPER TIRE & RUBBER COMPANY
NOTICE
of Annual Meeting of Stockholders
and Proxy Statement
May 3, 2005
IMPORTANT:

All stockholders are requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided, or cast their ballots by Internet or telephone.

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A. Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote “FOR” the listed nominees.

	For	Withhold
01 - Laurie J. Breininger	☐	☐
02 - Dennis J. Gormley	☐	☐
03 - Richard L. Wambold	☐	☐

B. Other Proposals
The Board of Directors recommends a vote “FOR” the following proposal.

		For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” the following stockholder proposal.

		For	Against	Abstain
3.	To request that the Company disclose its social, environmental and economic performance to the public by issuing annual sustainability reports.	☐	☐	☐

4.	In their discretion, the proxies named herein are also authorized to take action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.

C. Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

Proxy — Cooper Tire & Rubber Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF COOPER TIRE & RUBBER COMPANY FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 3, 2005

The undersigned hereby appoints Thomas A. Dattilo, James E. Kline and Philip G. Weaver, or any of them or their substitutes, as proxies, each with the power to appoint his substitutes, and hereby authorizes them to represent and vote, as designated herein, all the shares of common stock of Cooper Tire & Rubber Company held of record by the undersigned at the close of business on March 7, 2005, with all powers that the undersigned would possess if personally present, at the Annual Meeting of Stockholders to be held at Urbanski’s, located at 1500 Manor Hill Road, Findlay, Ohio, on Tuesday, May 3, 2005, at 10:00 a.m. E.D.T., or any reconvened meeting following adjournments or postponements of the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is indicated, this proxy will be voted “FOR” each of the director nominees named herein, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent auditors and “AGAINST” the stockholder proposal. The proxies are authorized to take action in accordance with their judgment upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following adjournments or postponements of the Annual Meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on the reverse side)

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-422-0113 in the United States or	•	Go to the following web site:
	Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.		WWW.COMPUTERSHARE.COM/US/PROXY

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

C0123456789	12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 3, 2005.

THANK YOU FOR VOTING

MMMMMMMMMMMM
COOPER TIRE & RUBBER COMPANY
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4	000000000.000 ext
ADD 5
ADD 6
C 1234567890 JNT
[BAR CODE]
[BAR CODE]

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Voting Instruction Card

A. Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote “FOR” the listed nominees.

	For	Withhold
01 – Laurie J. Breininger	☐	☐
02 – Dennis J. Gormley	☐	☐
03 – Richard L. Wambold	☐	☐

B. Other Proposals
The Board of Directors recommends a vote “FOR” the following proposal.

		For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” the following stockholder proposal.

		For	Against	Abstain
3.	To request that the Company disclose its social, environmental and economic performance to the public by issuing annual sustainability reports.	☐	☐	☐

4.	In its discretion, the trustee is also authorized to take action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.

C. Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this voting instruction card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

Voting Instruction Card — Cooper Tire & Rubber Company

THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF COOPER TIRE & RUBBER COMPANY FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 3, 2005

To: National City Bank, Trustee under certain defined contribution plans (the “Plans”) sponsored by Cooper Tire & Rubber Company or a wholly owned subsidiary.

Pursuant to the applicable terms of the Plan in which I, the undersigned, am a participant, I hereby direct the Trustee to vote (in person or by proxy) all shares of common stock of Cooper Tire & Rubber Company held in my account under the Plan at the close of business on March 7, 2005 at the Annual Meeting of Stockholders to be held at Urbanski’s, located at 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 3, 2005, at 10:00 a.m. E.D.T., or any reconvened meeting following adjournments or postponements of the Annual Meeting, in accordance with the instructions given by me on the opposite side of this voting instruction card.

This voting instruction card allows participants in the following defined contribution plans sponsored by Cooper Tire & Rubber Company (or one of its subsidiaries) to direct the Trustee to vote the shares of common stock of Cooper Tire & Rubber Company held in their accounts under such Plans in accordance with their instructions:

•	Spectrum Investment Savings Plan

•	Pre-Tax Savings Plan (Findlay)

•	Pre-Tax Savings Plan (Texarkana)

•	Pre-Tax Savings Plan (Clarksdale)

•	The Standard Products Company Collectively Bargained Savings and Retirement Plan (Reid Division), United Steelworkers of America Local #3586

•	The Standard Products Company Collectively Bargained Savings and Retirement Plan (Athens, GA Plant), United Steelworkers of America Local #871

This voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned participant(s). If no direction is indicated, the Trustee will vote in the same manner in which the Trustee is directed to vote the majority of the aggregate shares held by Plan participants. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the Annual Meeting, or any reconvened meeting following adjournments or postponements of the Annual Meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, YOU WILL NEED TO MARK THE “FOR” BOXES FOR PROPOSAL 1 AND PROPOSAL 2 AND THE “AGAINST” BOX FOR PROPOSAL 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on the reverse side)

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote your voting instruction card.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-451-9828 in the United States or	•	Go to the following web site:
	Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.		WWW.COMPUTERSHARE.COM/US/PROXY

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

C0123456789	12345

If you vote by telephone or the Internet, please DO NOT mail back this voting instruction card.
Voting instructions submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 29, 2005.

THANK YOU FOR VOTING

MMMMMMMMMMMM
COOPER TIRE & RUBBER COMPANY

000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4	000000000.000 ext
ADD 5
ADD 6
C 1234567890 JNT
[BAR CODE]
[BAR CODE]

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A. Election of Directors
1.	The Board of Directors recommends a vote “FOR” the listed nominees.

	For	Withhold
01 – Laurie J. Breininger	☐	☐
02 – Dennis J. Gormley	☐	☐
03 – Richard L. Wambold	☐	☐

B. Other Proposals
The Board of Directors recommends a vote “FOR” the following proposal.

		For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” the following stockholder proposal.

		For	Against	Abstain
3.	To request that the Company disclose its social, environmental and economic performance to the public by issuing annual sustainability reports.	☐	☐	☐

4.	In their discretion, the proxies named herein are also authorized to take action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

Proxy — Cooper Tire & Rubber Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF COOPER TIRE & RUBBER COMPANY FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 3, 2005

The undersigned hereby appoints Thomas A. Dattilo, James E. Kline and Philip G. Weaver, or any of them or their substitutes, as proxies, each with the power to appoint his substitutes, and hereby authorizes them to represent and vote, as designated herein, all the shares of common stock of Cooper Tire & Rubber Company held of record by the undersigned at the close of business on March 7, 2005, with all powers that the undersigned would possess if personally present, at the Annual Meeting of Stockholders to be held at Urbanski’s, located at 1500 Manor Hill Road, Findlay, Ohio, on Tuesday, May 3, 2005, at 10:00 a.m. E.D.T., or any reconvened meeting following adjournments or postponements of the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is indicated, this proxy will be voted “FOR” each of the director nominees named herein, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent auditors and “AGAINST” the stockholder proposal. The proxies are authorized to take action in accordance with their judgment upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following adjournments or postponements of the Annual Meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on the reverse side)